Filed Pursuant to Rule 424(b)(2)
File No. 333-159738

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion, dated January 6, 2011

PRICING SUPPLEMENT No. 60 dated January     , 2011

(To Product Supplement No. 6 dated May 28, 2010,

Prospectus Supplement dated April 23, 2010

and Prospectus dated June 4, 2009)

Wells Fargo & Company Medium-Term Notes, Series K ETF Linked Securities Upside Participation To A Cap And Buffered Downside

Access Securities Notes Linked to a Global ETF Basket due February , 2015

■  Linked to a Global ETF Basket comprised of the SPDR® S&P 500® ETF Trust (45%); the iShares® Russell 2000 Index Fund (20%); the iShares® MSCI EAFE Index Fund (20%); and the iShares® MSCI Emerging Markets Index Fund (15%)

■  Contingent minimum return of 25% of the original offering price per note as long as the ending price is greater than or equal to the starting price

■   100% participation in the upside performance of the basket above the contingent minimum return, subject to a capped value of 140% to 150% of the original offering price per note

■  Protection against a decline in the basket as long as the ending price has not declined by more than 20% from the starting price

■   Buffered downside exposure to decreases in the value of the basket in excess of 20% through operation of the multiplier of 1.25, which will moderate decreases in the value of the basket in excess of 20%

■  Term of approximately 4 years

■  No periodic interest payments

■  May lose some, or all, of original offering price

Investing in the notes involves risks. See “Risk Factors” on page PRS-7.

The notes are unsecured obligations of Wells Fargo and all payments on the notes are subject to the credit risk of Wells Fargo. The notes are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency of the United States or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)	Proceeds to Wells Fargo
Per Note	100.00%	2.50%	97.50%
Total

(1)

In addition to the agent discount, the original offering price specified above includes structuring and development costs. If the notes were priced today, the agent discount and structuring and development costs would total approximately $45.00 per $1,000 note. The actual agent discount and structuring and development costs will be set forth in the final pricing supplement when the final terms of the notes are determined. In no event will the agent discount and structuring and development costs exceed $60.00 per $1,000 note. See “Plan of Distribution” in the accompanying prospectus supplement for further information including information regarding how we may hedge our obligations under the notes.

Wells Fargo Securities

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Investment Description

The Notes Linked to a Global ETF Basket due February     , 2015 are senior unsecured debt securities of Wells Fargo & Company that provide (i) the possibility of a contingent minimum return of 25% of the original offering price per note as long as the ending price of the basket of exchange traded funds (the “Basket”) is not less than the starting price, (ii) the possibility of a return greater than the contingent minimum return if the ending price is greater than the starting price by more than the contingent minimum return, provided that the amount received per note will not be more than the capped value of 140% to 150% of the original offering price per note and (iii) buffered downside exposure to decreases in the value of the Basket from the starting price if the ending price declines by more than 20% from the starting price through operation of the multiplier of 1.25, which will moderate decreases in the value of the Basket in excess of 20%, in each case subject to the credit risk of Wells Fargo. If the ending price declines by more than 20% from the starting price, you will lose some, and possibly all, of the original offering price of your notes.

The Basket is comprised of the following four unequally-weighted basket components, with each basket component having the weighting noted parenthetically:

¡

the SPDR® S&P 500® ETF Trust (45%), an exchange traded fund that seeks to track the S&P 500 Index (an equity index that is intended to provide an indication of the pattern of common stock movement in the United States);

¡

the iShares® Russell 2000 Index Fund (20%), an exchange traded fund that seeks to track the Russell 2000 Index (an equity index that is designed to reflect the performance of the small capitalization segment of the United States equity market);

¡

the iShares® MSCI EAFE Index Fund (20%), an exchange traded fund that seeks to track the MSCI EAFE Index (an equity index that is designed to measure equity performance in developed markets, excluding the United States and Canada); and

¡

the iShares® MSCI Emerging Markets Index Fund (15%), an exchange traded fund that seeks to track the MSCI Emerging Markets Index (an equity index that is designed to measure equity performance in global emerging markets).

You should read this pricing supplement together with the accompanying product supplement no. 6 dated May 28, 2010, prospectus supplement dated April 23, 2010 and prospectus dated June 4, 2009 for additional information about the notes. Information included in this pricing supplement supersedes information in the accompanying product supplement, prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the accompanying product supplement.

SPDR® and S&P 500® are trademarks of Standard & Poor’s. The notes are not sponsored, endorsed, sold or promoted by the SPDR® S&P 500® ETF Trust (the “SPDR Trust”) or Standard & Poor’s. Neither the SPDR Trust nor Standard & Poor’s makes any representations or warranties to the holders of the notes or any member of the public regarding the advisability of investing in the notes. Neither the SPDR Trust nor Standard & Poor’s will have any obligation or liability in connection with the registration, operation, marketing, trading or sale of the notes or in connection with Wells Fargo & Company’s use of information about the SPDR® S&P® 500 ETF Trust.

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BTC”). The notes are not sponsored, endorsed, sold or promoted by BTC, its affiliate, BlackRock Fund Advisors (“BFA”), iShares Trust or iShares, Inc. None of BTC, BFA, iShares Trust or iShares, Inc. makes any representations or warranties to the holders of the notes or any member of the public regarding the advisability of investing in the notes. None of BTC, BFA, iShares Trust or iShares, Inc. will have any obligation or liability in connection with the registration, operation, marketing, trading or sale of the notes or in connection with Wells Fargo & Company’s use of information about the iShares® Russell 2000 Index Fund, the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund.

PRS-2

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Investor Considerations

We have designed the notes for investors who:

•

seek exposure to the upside performance of the Basket, which is comprised of four unequally-weighted basket components, subject to the capped value, want to protect against a decline of up to 20% in the Basket and moderate any decline in the Basket that is greater than 20% by:

☐

participating 100% in any increase in the ending price over the starting price with a contingent minimum return of 25% of the original offering price per note, subject to the capped value of 140% to 150% of the original offering price per note; and

☐	protecting against any decline in the Basket, as long as the ending price has not declined by more than 20% from the starting price; and

☐	moderating any decline in the Basket that is greater than 20% of the starting price through operation of the multiplier;

¡

understand that if any decline in the ending price is more than 20% of the starting price, they will be fully exposed to the decrease in the Basket from the starting price, subject to the moderating effect of the multiplier, and will lose some, and possibly all, of the original offering price of the notes;

•

understand that the ability of the multiplier to moderate any decline in the Basket is progressively reduced as the ending price of the Basket declines because the multiplier only acts to increase the return of the Basket on a percentage basis;

¡	do not seek current income; and

¡	are willing to hold the notes until maturity.

The notes are not designed for, and may not be a suitable investment for, investors who:

¡	seek a liquid investment or are unable or unwilling to hold the notes to maturity;

¡	expect the value of the Basket to decrease more than 20% from its starting price;

¡	seek a greater contingent minimum return;

¡	seek full exposure to the upside performance of the Basket;

¡	seek full return of the original offering price of the notes at stated maturity;

¡	seek current income;

¡	are unwilling to accept the risk of exposure to equity markets, including foreign developed equity markets and foreign emerging equity markets;

¡	seek exposure to the Basket but are unwilling to accept the risk/return trade-offs inherent in the payment at stated maturity for the notes;

¡	are unwilling to accept the credit risk of Wells Fargo to obtain exposure to the Basket generally, or to the exposure to the Basket that the notes provide specifically; and

¡	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

PRS-3

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Terms of the Notes

Market Measure:	A basket (the “Basket”) comprised of the following basket components, with the return of each basket component having the weighting noted parenthetically: the SPDR S&P 500 ETF Trust (45%); the iShares Russell 2000 Index Fund (20%); the iShares MSCI EAFE Index Fund (20%); and the iShares MSCI Emerging Markets Index Fund (15%).

Pricing Date:	, 2011

Issue Date:	February , 2011

The “redemption amount” per note will equal:

•If the ending price is greater than or equal to the starting price the lesser of:

(a)    the capped value; and

(b)    the original offering price per note plus the greater of:

(i)     the contingent minimum return; and

Redemption Amount:	(ii)	[	original offering price per note	x	[	ending price – starting price starting price	]	x participation rate	]	;
•If the ending price is less than the starting price, but greater than or equal to the threshold price: the original offering price per note; or •If the ending price is less than the threshold price:

	[	original offering price per note x	ending price starting price	x multiplier	]

If the ending price is less than the threshold price, you will lose some, and possibly all, of the original offering price of your notes.

Stated Maturity Date:	February , 2015, subject to postponement if a market disruption event occurs or is continuing.

Starting Price:	The starting price is 100.

Ending Price:	The “ending price” will be calculated based on the weighted returns of the basket components and will be equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of: (A) 45% of the component return of the SPDR S&P 500 ETF Trust; (B) 20% of the component return of the iShares Russell 2000 Index Fund; (C) 20% of the component return of the iShares MSCI EAFE Index Fund and (D) 15% of the component return of the iShares MSCI Emerging Markets Index Fund.

Contingent Minimum Return:	The contingent minimum return is 25% of the original offering price per note ($250 per $1,000 note) so long as the ending price is not less than the starting price. References in this pricing supplement to a “$1,000 note” are to a note with an original offering price of $1,000.

PRS-4

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Terms of the Notes (Continued)

Component Return:

The “component return” of a basket component will be equal to:

final component price – initial component price

initial component price

where,

•   the “initial component price” will be the fund closing price of such basket component on the pricing date; and

•   the “final component price” will be the fund closing price of such basket component on the calculation day.

Capped Value:	The capped value will be determined on the pricing date and will be within the range of 140% to 150% of the original offering price per note ($1,400 to $1,500 per $1,000 note).

Threshold Price:	The threshold price will be equal to 80% of the starting price.

Participation Rate:	100%

Multiplier:	1.25

Calculation Day:	January 30, 2015 or, if such day is not a trading day, the next succeeding trading day. The calculation day is subject to postponement due to the occurrence of a market disruption event.

Calculation Agent:	Wells Fargo Securities, LLC
Tax Consequences:

The United States federal income tax consequences of your investment in the notes are uncertain. The discussion below supplements the discussion under “United States Federal Income Tax Considerations” in the accompanying product supplement and is subject to the limitations and exceptions set forth therein.

The terms of the notes require you and Wells Fargo (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to characterize and treat a note as a pre-paid derivative contract with respect to the Basket. If the notes are so characterized and treated (and such characterization and treatment is respected by the Internal Revenue Service), and subject to the discussion of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), below, you should generally recognize capital gain or loss upon the sale, exchange or maturity of your notes in an amount equal to the difference between the amount you receive at such time and the price you paid for them. Such gain or loss should generally be long-term capital gain or loss if you held your notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to characterize and treat your notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the notes, it is possible that your notes could alternatively be treated for tax purposes in the manner described under “United States Federal Income Tax Considerations—Alternative Treatments” on page PS-23 of the product supplement.

PRS-5

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Terms of the Notes (Continued)

Although not entirely clear, it is possible that the purchase and ownership of the notes will be treated as a “constructive ownership transaction” which would be subject to the constructive ownership rules of Section 1260 of the Code. If your notes were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale, exchange or maturity of your notes would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred liability with respect to such capital gain) to the extent that such capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased an actual interest in the Basket on the date that you purchased your note and sold such interest in the Basket on the date of the sale, exchange or maturity of the notes. Because the application of the constructive ownership rules is unclear, you are strongly advised to consult your tax adviser with respect to the possible application of the constructive ownership rules to your investment in the notes.

The Internal Revenue Service has released a notice that may affect the taxation of holders of the notes. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, if issued, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Backup Withholding and Information Reporting. Please see the discussion under “United States Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying product supplement for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes. In addition, pursuant to recently enacted legislation, certain payments in respect of the notes made to corporate United States holders after December 31, 2011 may be subject to information reporting and backup withholding.

You are urged to read the more detailed discussion in “United States Federal Income Tax Considerations” on page PS-23 of the product supplement and to consult your own tax advisor.

Agent:	Wells Fargo Securities, LLC. The agent may resell the notes to other securities dealers at the original offering price of the notes less a concession not in excess of 2.50% of the original offering price of the notes. Such securities dealers may include Wells Fargo Advisors, LLC, one of our affiliates.

Denominations:	$1,000 and any integral multiple of $1,000.

CUSIP:	94986RCN9

PRS-6

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Risk Factors

The risks set forth below are discussed more fully in the accompanying product supplement.

•	You May Lose Up To All Of Your Investment.

•	Your Yield May Be Lower Than The Yield On Other Debt Securities Of Comparable Maturity.

•	Your Return Will Be Limited By A Capped Value And May Not Reflect The Return On A Direct Investment In The Market Measure.

•	The Notes Are Subject To The Credit Risk Of Wells Fargo.

•	No Periodic Interest Will Be Paid On The Notes.

•

The Inclusion Of The Agent Discount Or Commission And Structuring And Development Costs In The Original Offering Price Of The Notes And Certain Hedging Costs Are Likely To Adversely Affect The Price At Which You Can Sell Your Notes.

•	The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•	We Do Not Expect A Trading Market For The Notes To Develop.

•	Your Return On The Notes Could Be Less Than If You Owned The Shares Of An Exchange Traded Fund.

•	Historical Values Of A Market Measure Or The Securities Included In A Market Measure Should Not Be Taken As An Indication Of The Future Performance Of Such Market Measure During The Term Of The Notes.

•	Changes That Affect An Exchange Traded Fund Or Its Related Underlying Index May Affect The Value Of The Notes And The Amount You Will Receive At Stated Maturity.

•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In An Exchange Traded Fund Or Its Underlying Index.

•	We And Our Affiliates Have No Affiliation With Any Of The Sponsors And Are Not Responsible For Their Public Disclosure Of Information.

•	An Investment Linked To The Shares Of An Exchange Traded Fund Is Different From An Investment Linked To The Related Underlying Index.

•	You Will Not Have Any Shareholder Rights With Respect To The Shares Of Any Exchange Traded Fund.

•	Anti-dilution Adjustments Relating To The Shares Of An Exchange Traded Fund Do Not Address Every Event That Could Affect Such Shares.

•	An Investment In The Notes Is Subject To Risks Associated With Foreign Securities Markets.

•	Exchange Rate Movements May Impact The Value Of The Notes.

•	Changes In The Value Of One Or More Basket Components May Offset Each Other.

•	The Calculation Agent Can Postpone The Stated Maturity Date If A Market Disruption Event Occurs.

•	Research Reports And Other Transactions May Create Conflicts Of Interest Between You And Us.

PRS-7

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Risk Factors (Continued)

•	Potential Conflicts Of Interest Could Arise.

•	Trading And Other Transactions By Us Or Our Affiliates Could Affect The Level Of A Market Measure, Prices Of Securities Included In A Market Measure Or The Value Of The Notes.

•	Significant Aspects Of The Tax Treatment Of The Notes Are Uncertain.

PRS-8

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Determining Payment at Stated Maturity

On the stated maturity date, you will receive a cash payment per $1,000 note (the redemption amount) calculated as follows:

Hypothetical Payout Profile

The following profile is based on the contingent minimum return of 25% or $250 per $1,000 note, hypothetical capped value of 145% or $1,450 per $1,000 note (the midpoint of the specified range for the capped value), a participation rate of 100%, a threshold price equal to 80% of the starting price, and a multiplier of 1.25. This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending price and the term of your investment.

PRS-9

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Hypothetical Payments at Stated Maturity

Set forth below are four examples of payment at stated maturity calculations (rounded to two decimal places), reflecting a hypothetical capped value of 145% or $1,450 per $1,000 note (the midpoint of the specified range for the capped value) and assuming component returns as indicated in the examples.

Example 1. Redemption amount reflects a return equal to the contingent minimum return:

	SPDR S&P 500 ETF Trust	iShares Russell 2000 Index Fund	iShares MSCI EAFE Index Fund	iShares MSCI Emerging Markets Index Fund
Initial Component Price	127.01	79.62	58.71	48.14
Final Component Price	146.33	95.15	65.06	54.21
Component Return	15.21%	19.51%	10.82%	12.61%

Based on the component returns set forth above, the ending price would equal:

100 x [1 + (45% x 15.21%) + (20% x 19.51%) + (20% x 10.82%) + (15% x 12.61%)] = 114.80

Since the ending price is greater than the starting price, but not by more than 25%, the redemption amount would equal $1,000 plus the contingent minimum return.

On the stated maturity date you would receive $1,250.00 per $1,000 note.

Example 2. Redemption amount is less than the capped value, but reflects a return greater than the contingent minimum return.

	SPDR S&P 500 ETF Trust	iShares Russell 2000 Index Fund	iShares MSCI EAFE Index Fund	iShares MSCI Emerging Markets Index Fund
Initial Component Price	127.01	79.62	58.71	48.14
Final Component Price	173.29	101.85	79.47	62.94
Component Return	36.44%	27.92%	35.36%	30.74%

Based on the component returns set forth above, the ending price would equal:

100 x [1 + (45% x 36.44%) + (20% x 27.92%) + (20% x 35.36%) + (15% x 30.74%)] = 133.67

Since the ending price is greater than the starting price by more than 25%, but not by more than 45%, the redemption amount would equal:

$1,000 +	$1,000	x	133.67– 100	x 100%	= $	1,336.70
100

On the stated maturity date you would receive $1,336.70 per $1,000 note.

PRS-10

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Hypothetical Payments at Stated Maturity (Continued)

Example 3. Redemption amount is equal to the capped value:

	SPDR S&P 500 ETF Trust	iShares Russell 2000 Index Fund	iShares MSCI EAFE Index Fund	iShares MSCI Emerging Markets Index Fund
Initial Component Price	127.01	79.62	58.71	48.14
Final Component Price	190.03	127.80	88.46	72.51
Component Return	49.62%	60.51%	50.67%	50.62%

Based on the component returns set forth above, the ending price would equal:

100 x [1 + (45% x 49.62%) + (20% x 60.51%) + (20% x 50.67%) + (15% x 50.62%)] = 152.16

Since the ending price is greater than the starting price by more than 45%, the redemption amount would equal the capped value since the capped value is less than:

$1,000 +	$1,000	x	152.16 – 100	x100%	= $	1,521.60
100

On the stated maturity date you would receive $1,450.00 per $1,000 note.

Example 4. Redemption amount is equal to the original offering price:

	SPDR S&P 500 ETF Trust	iShares Russell 2000 Index Fund	iShares MSCI EAFE Index Fund	iShares MSCI Emerging Markets Index Fund
Initial Component Price	127.01	79.62	58.71	48.14
Final Component Price	101.61	74.63	61.65	55.37
Component Return	-20.00%	-6.27%	5.01%	15.02%

Based on the component returns set forth above, the ending price would equal:

100 x [1 + (45% x -20.00%) + (20% x -6.27%) + (20% x 5.01%) + (15% x 15.02%)] = 93.00

In this example, the 20% decrease in the SPDR S&P 500 ETF Trust has a significant impact on the ending price notwithstanding the modest percentage increases in two of the other basket components due to the 45% weighting of the SPDR S&P 500 ETF Trust in the Basket.

Since the ending price is less than the starting price, but not by more than 20%, you would not lose any of the original offering price of your notes.

On the stated maturity date you would receive $1,000 per $1,000 note.

PRS-11

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Hypothetical Payments at Stated Maturity (Continued)

Example 5. Redemption amount is less than the original offering price:

	SPDR S&P 500 ETF Trust	iShares Russell 2000 Index Fund	iShares MSCI EAFE Index Fund	iShares MSCI Emerging Markets Index Fund
Initial Component Price	127.01	79.62	58.71	48.14
Final Component Price	88.63	51.21	37.01	35.78
Component Return	-30.22%	-35.68%	-36.96%	-25.68%

Based on the component returns set forth above, the ending price would equal:

100 x [1 + (45% x -30.22%) + (20% x -35.68%) + (20% x -36.96%) + (15% x -25.68%)] = 68.02

Since the ending price is less than the starting price by more than 20%, you would lose a portion of the original offering price of your notes and receive the redemption amount equal to:

$1,000	x	68.02	x 1.25	= $	850.25
100

On the stated maturity date you would receive $850.25 per $1,000 note.

The multiplier is used in the calculation of the redemption amount if the ending price is less than the threshold price. The effect of the multiplier in these circumstances is to provide a return on the notes that is greater than the return of the Basket as of the calculation day by 25%. In this example, although the Basket declined by 31.98% as of the calculation date (i.e., the ending price divided by the starting price is 0.6802), the redemption amount per $1,0000 note is $850.25, which is 25% higher than the payment that would be received if the amount payable on the stated maturity date was based on the return of the Basket (i.e., $1,000 x 0.6802). You should note that, as the performance of the Basket declines, this out performance of the notes relative to the return of the Basket declines as well, because the multiplier only acts to increase the return on a percentage basis. (i.e., if the ending price was 60, the redemption amount would be $750 and the payment on a direct investment in the Basket without a multiplier would be $600, a difference of $150; whereas, if the ending price was 20, the redemption amount would be $250 and the payment on a direct investment in the Basket without a multiplier would be $200, a difference of only $50).

To the extent that the component returns, ending price and the actual capped value differ from the values assumed above, the results indicated above would be different.

PRS-12

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Hypothetical Returns

The following table illustrates, for a hypothetical capped value of 145% or $1,450 per $1,000 note (the midpoint of the specified range of the capped value) and a range of hypothetical ending prices of the Basket:

•	the hypothetical percentage change from the starting price to the hypothetical ending price;

•	the hypothetical redemption amount payable at stated maturity per $1,000 note;

•	the hypothetical total pre-tax rate of return; and

•	the hypothetical pre-tax annualized rate of return.

Hypothetical ending price	Hypothetical percentage change from the starting price to the hypothetical ending price	Hypothetical redemption amount payable at stated maturity per $1,000 note	Hypothetical pre-tax total rate of return	Hypothetical pre-tax annualized rate of return(1)
150.00	50.00%	$1,450.00	45.00%	9.49%
145.00	45.00%	$1,450.00	45.00%	9.49%
130.00	30.00%	$1,300.00	30.00%	6.65%
126.00	26.00%	$1,260.00	26.00%	5.85%
125.00	25.00%	$1,250.00	25.00%	5.65%
120.00	20.00%	$1,250.00	25.00%	5.65%
110.00	10.00%	$1,250.00	25.00%	5.65%
105.00	5.00%	$1,250.00	25.00%	5.65%
100.00(2)	0.00%	$1,250.00	25.00%	5.65%
95.00	-5.00%	$1,000.00	0.00%	0.00%
90.00	-10.00%	$1,000.00	0.00%	0.00%
80.00	-20.00%	$1,000.00	0.00%	0.00%
79.00	-21.00%	$ 987.50	-1.25%	-0.31%
70.00	-30.00%	$ 875.00	-12.50%	-3.30%
60.00	-40.00%	$ 750.00	-25.00%	-7.05%
50.00	-50.00%	$ 625.00	-37.50%	-11.39%

(1)	The annualized rates of return are calculated on a semi-annual bond equivalent basis.
(2)	The starting price.

The above figures are for purposes of illustration only. The actual amount you receive at stated maturity and the resulting pre-tax rates of return will depend on the actual ending price and the actual capped value.

PRS-13

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The Basket

The Basket will represent a weighted portfolio of the following four basket components, with the return of each basket component having the weighting noted parenthetically: the SPDR S&P 500 ETF Trust (45%); the iShares Russell 2000 Index Fund (20%); the iShares MSCI EAFE Index Fund (20%); and the iShares MSCI Emerging Markets Index Fund (15%). The value of the Basket will increase or decrease depending upon the performance of the basket components. For more information regarding the basket components, see “The SPDR S&P 500 ETF Trust,” “The iShares Russell 2000 Index Fund,” “The iShares MSCI EAFE Index Fund” and “The iShares MSCI Emerging Markets Index Fund.” The Basket does not reflect the performance of all major securities markets.

The following graph sets forth the hypothetical historical daily levels of the Basket for the period from April 30, 2003 to January 3, 2011, assuming that the Basket was constructed on April 30, 2003 with a starting price of 100 and that each of the basket components had the applicable weighting as of such day. We obtained the closing prices and other information used by us in order to create the graph below from Bloomberg Financial Markets (“Bloomberg”). We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The hypothetical historical basket values, as calculated solely for the purposes of the offering of the notes, fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the value of the Basket during any period shown below is not an indication that the percentage change in the value of the Basket is more likely to be positive or negative during the term of the notes. The hypothetical historical values do not give an indication of future values of the Basket.

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The SPDR S&P 500 ETF Trust

All information contained in this pricing supplement regarding the SPDR® S&P 500® ETF Trust, a unit investment trust (the “SPDR Trust”), and its underlying index, the S&P 500 Index, is derived from PDR Services LLC (“PDR Services”) and Standard & Poor’s, a division of the McGraw-Hill Companies, Inc. (“S&P”), or other publicly available information, including the prospectus for the SPDR Trust dated January 27, 2010, which is part of Post-Effective Amendment No. 21 to the Registration Statement filed with the Securities and Exchange Commission (the “SEC”) on Form S-6, under the Securities Act of 1933, as amended (the “Securities Act”), and the Investment Company Act of 1940, as amended (the “Investment Company Act”) (File Nos. 33-46080 and 811-7330) (the “SPDR Trust Prospectus”). Such information reflects the policies of, and is subject to changes by PDR Services and S&P. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. None of such publicly available information is incorporated by reference into this pricing supplement. We make no representation or warranty as to the accuracy or completeness of any information relating to the SPDR Trust. PDR Services is under no obligation to continue the SPDR Trust and may discontinue the SPDR Trust at any time. S&P is under no obligation to continue to publish the S&P 500 Index and may discontinue publication of the S&P 500 Index at any time. As of the date of this pricing supplement, we are one of the companies included in the SPDR Trust and the S&P 500 Index.

General

The SPDR Trust is a unit investment trust designed to generally correspond, before expenses, to the price and yield performance of the S&P 500 Index. The SPDR Trust is organized under New York law and is governed by a trust agreement between State Street Bank and Trust Company (the “Trustee”) and PDR Services. The SPDR Trust was created to provide investors with the opportunity to purchase a security representing a proportionate undivided interest in a portfolio of securities consisting of substantially all of the common stocks, in substantially the same weighting, which comprise the S&P 500 Index. The SPDR Trust issues securities called “Trust Units” that represent an undivided ownership interest in a portfolio of all of the common stocks of the S&P 500 Index. The SPDR Trust is listed on the NYSE Arca under ticker symbol “SPY.”

Investment

The SPDR Trust holds stocks (the “Portfolio”) and cash and is not actively “managed” by traditional methods, which typically involve effecting changes in the Portfolio on the basis of judgments made relating to economic, financial and market considerations. At any time, the SPDR Trust will consist of as many S&P 500 Index component stocks as practicable. It is anticipated that cash will not constitute a substantial portion of the net assets of the SPDR Trust. To maintain the correspondence between the composition and weightings of the Portfolio and component stocks of the S&P 500 Index, the Trustee adjusts the Portfolio from time to time to conform to periodic changes in the identity and/or relative weightings of the component stocks of the S&P 500 Index. The Trustee aggregates certain of these adjustments and makes changes to the Portfolio at least monthly or more frequently in the case of significant changes to the S&P 500 Index. Generally, any change in the identity or weighting of a stock included in the S&P 500 Index will result in a corresponding adjustment to the prescribed Portfolio deposit effective on the business day following the day on which the change to the S&P 500 Index takes effect. The value of Trust Units fluctuate in relation to changes in the value of the Portfolio. The market price of each individual Trust Unit may not be identical to the net asset value of such Trust Unit but, historically, these two valuations have been very close. It is possible that, for a short period, the SPDR Trust may not fully replicate the performance of the S&P 500 Index due to the temporary unavailability of certain stocks underlying the S&P

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The SPDR S&P 500 ETF Trust (Continued)

500 Index in the secondary market or due to other extraordinary circumstances. Additionally, although the market price of the SPDR Trust is generally expected to mirror the characteristics and valuations of the S&P 500 Index, the price of the SPDR Trust may not completely track the value of the S&P 500 Index because the SPDR Trust will reflect transaction costs and fees that are not included in the calculation of the S&P 500 Index.

The S&P 500 Index

The S&P 500 Index is published by S&P and is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies as of a particular time compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Historically, the “Market Value” of any S&P component stock was calculated as the product of the market price per share and the number of the then-outstanding shares of such S&P component stock. As discussed below, during March 2005, S&P began to use a new methodology to calculate the Market Value of the S&P component stocks and S&P completed its transition to the new calculation methodology during September 2005.

S&P chooses companies for inclusion in the S&P 500 Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the Standard & Poor’s Stock Guide Database, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above.

Computation of the S&P 500 Index

Prior to March 2005, the Market Value of a component stock was calculated as the product of the market price per share and the total number of outstanding shares of the component stock. In March 2004, S&P announced that it would transition the S&P 500 Index to float-adjusted market capitalization weights. The transition began in March 2005 and was completed in September 2005. S&P’s criteria for selecting stock for the S&P 500 Index was not changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P 500 Index (i.e., its Market Value). Currently, S&P calculates the S&P 500 Index based on the total float-adjusted market capitalization of each component stock, where each stock’s weight in the S&P 500 Index is proportional to its float-adjusted market value.

Under float adjustment, the share counts used in calculating the S&P 500 Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the U.S. or foreign countries; and

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The SPDR S&P 500 ETF Trust (Continued)

•

holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in the index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a U.S. company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted index is then calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

As of the date of this pricing supplement, the S&P 500 Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500 Index reflects the total Market Value of all the component stocks relative to the S&P 500 base period of 1941-43. The daily calculation of the S&P 500 Index is computed by dividing the Market Value of the S&P 500 component stocks by the index divisor.

The S&P 500 Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spin-offs. Continuity in index values is maintained by adjusting the index divisor for all changes in the S&P 500 constituents’ share capital after the base period of 1941-43 with the index value as of the base period set at 10. Some corporate actions, such as stock splits and stock dividends do not require index divisor adjustments because following a stock split or stock dividend, both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the component stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

To prevent the level of the S&P 500 Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500 Index require an index divisor adjustment. By adjusting the index divisor for the change in total Market Value, the level of the S&P 500 Index remains constant. This helps maintain the level of the S&P 500 Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500 Index does not reflect the corporate actions of individual companies in the S&P 500 Index. All index divisor adjustments are made after the close of trading and after the calculation of the closing levels of the S&P 500 Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500 Index and do not require index divisor adjustments.

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The SPDR S&P 500 ETF Trust (Continued)

The table below summarizes the types of index maintenance adjustments and indicates whether or not an index divisor adjustment is required.

Type of Corporate Action	Comments	Divisor Adjustment
Company added/deleted	Net change in market value determines divisor adjustment.	Yes

Change in shares outstanding	Any combination of secondary issuance, share repurchase or buy back—share counts revised to reflect change.	Yes

Stock split	Share count revised to reflect new count. Divisor adjustment is not required since the share count and price changes are offsetting.	No

Spin-off	If spun-off company is not being added to the index, the divisor adjustment reflects the decline in index market value (i.e., the value of the spun-off unit).	Yes

Spin-off	Spun-off company added to the index, no company removed from the index.	No

Spin-off	Spun-off company added to the index, another company removed to keep number of names fixed. Divisor adjustment reflects deletion.	Yes

Change in IWF	Increasing (decreasing) the IWF increases (decreases) the total market value of the index. The divisor change reflects the change in market value caused by the change to an IWF.	Yes

Special dividend	When a company pays a special dividend the share price is assumed to drop by the amount of the dividend; the divisor adjustment reflects this drop in index market value.	Yes

Rights offering	Each shareholder receives the right to buy a proportional number of additional shares at a set (often discounted) price. The calculation assumes that the offering is fully subscribed. Divisor adjustment reflects increase in market cap measured as the shares issued multiplied by the price paid.	Yes

Each of the corporate events exemplified in the table requiring an adjustment to the index divisor has the effect of altering the Market Value of the component stock and consequently of altering the aggregate Market Value of the S&P 500 component stocks (the “Post-Event Aggregate Market Value”). In order that the level of the S&P 500 Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected component stock, a new index divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value	=	Pre-Event Index Value
New Divisor

New Divisor	=	Post-Event Aggregate Market Value
Pre-Event Index Value

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The SPDR S&P 500 ETF Trust (Continued)

A large part of the S&P 500 Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500 Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500 Index are updated as required by any changes in the number of shares outstanding and then the index divisor is adjusted accordingly. In addition, changes in a company’s shares outstanding of 5% or more due to mergers, acquisitions, public offerings, private placements, tender offers, Dutch auctions or exchange offers are made as soon as reasonably possible. Other changes of 5% or more (due to, for example, company stock repurchases, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations or other recapitalizations) are made weekly, and are announced on Wednesdays for implementation after the close of trading on the following Wednesday. If a 5% or more change causes a company’s IWF to change by 5 percentage points or more (for example from 0.80 to 0.85), the IWF will be updated at the same time as the share change, except IWF changes resulting from partial tender offers will be considered on a case-by-case basis. Changes to an IWF of less than 5 percentage points are implemented at the next IWF review, which occurs annually. In the case of certain rights issuances, in which the number of rights issued and/or terms of their exercise are deemed substantial, a price adjustment and share increase may be implemented immediately.

Historical Information

We obtained the closing prices listed below from Bloomberg. You can obtain the value of the SPDR S&P 500 ETF Trust at any time from Bloomberg under the symbol “SPY” or from the SPDR website at www.spdr.com. We make no representation or the warranty as to the accuracy or completeness of the information obtained from these sources. No information contained on the SPDR website is incorporated by reference into this pricing supplement.

The following graph sets forth daily closing prices of the SPDR S&P 500 ETF Trust for period from January 1, 2000 to January 3, 2011. The closing price on January 3, 2011 was $127.01.

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The SPDR S&P 500 ETF Trust (Continued)

The following table sets forth the high and low closing prices, as well as end-of-period closing prices, of the SPDR S&P 500 ETF Trust for each quarter in the period from January 1, 2000 through December 31, 2010 and for January 3, 2011.

	High	Low	Last
2000
First Quarter	$153.56	$133.33	$150.38
Second Quarter	$151.44	$136.00	$145.28
Third Quarter	$152.50	$142.09	$143.63
Fourth Quarter	$144.19	$126.25	$131.19
2001
First Quarter	$137.93	$111.12	$116.69
Second Quarter	$131.65	$110.39	$122.60
Third Quarter	$124.13	$97.28	$104.44
Fourth Quarter	$117.40	$104.27	$114.30
2002
First Quarter	$117.62	$108.02	$114.52
Second Quarter	$114.57	$97.56	$98.96
Third Quarter	$99.31	$79.95	$81.79
Fourth Quarter	$94.28	$78.10	$88.23
2003
First Quarter	$93.33	$80.52	$84.74
Second Quarter	$101.66	$86.04	$97.63
Third Quarter	$104.60	$96.42	$99.95
Fourth Quarter	$111.28	$102.08	$111.28
2004
First Quarter	$116.38	$109.46	$113.10
Second Quarter	$115.27	$108.83	$114.53
Third Quarter	$113.66	$106.85	$111.76
Fourth Quarter	$121.36	$109.86	$120.87
2005
First Quarter	$122.78	$116.54	$118.05
Second Quarter	$121.58	$113.82	$119.17
Third Quarter	$124.70	$119.46	$123.02
Fourth Quarter	$127.82	$117.50	$124.50
2006
First Quarter	$130.99	$125.51	$129.84
Second Quarter	$132.63	$122.57	$127.25
Third Quarter	$133.74	$123.35	$133.57
Fourth Quarter	$143.07	$133.07	$141.66
2007
First Quarter	$146.01	$137.41	$142.07
Second Quarter	$154.15	$142.24	$150.38
Third Quarter	$155.03	$141.13	$152.67
Fourth Quarter	$156.44	$140.90	$146.39
2008
First Quarter	$144.94	$127.90	$131.89
Second Quarter	$143.08	$127.69	$128.04
Third Quarter	$130.70	$111.38	$116.54
Fourth Quarter	$116.00	$75.95	$90.33
2009
First Quarter	$93.44	$68.11	$79.44
Second Quarter	$95.09	$81.00	$91.92
Third Quarter	$107.33	$87.95	$105.56
Fourth Quarter	$112.67	$102.54	$111.44
2010
First Quarter	$117.40	$105.87	$116.99
Second Quarter	$121.79	$103.22	$103.22
Third Quarter	$114.79	$102.20	$114.12
Fourth Quarter	$125.92	$113.75	$125.78
2011
January 3, 2011	$127.01	$127.01	$127.01

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The iShares Russell 2000 Index Fund

The iShares Russell 2000 Index Fund is an exchange traded fund that seeks to track the Russell 2000 Index, an equity index that is designed to reflect the small capitalization segment of the United States equity market. See “The iShares Russell 2000 Index Fund” in Annex A to the accompanying product supplement for information about the iShares Russell 2000 Index Fund.

We obtained the closing prices listed below from Bloomberg. You can obtain the value of the iShares Russell 2000 Index Fund at any time from Bloomberg under the symbol “IWM” or from the iShares website at www.ishares.com. We make no representation or warranty as to the accuracy or completeness of the information obtained from these sources. No information contained on the iShares website is incorporated by reference into this pricing supplement.

The following graph sets forth daily closing prices of the iShares Russell 2000 Index Fund for the period from May 26, 2000 to January 3, 2011. The closing price on January 3, 2011 was $79.62.

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The iShares Russell 2000 Index Fund (Continued)

The following table sets forth the high and low closing prices, as well as end-of-period closing prices, of the iShares Russell 2000 Index Fund for each quarter in the period from May 26, 2000 through December 31, 2010 and for January 3, 2011.

	High	Low	Last
2000
May 26, 2000 to June 30, 2000	$52.84	$45.72	$51.68
Third Quarter	$54.50	$49.00	$51.81
Fourth Quarter	$50.97	$44.06	$47.88
2001
First Quarter	$51.16	$43.00	$44.80
Second Quarter	$51.70	$42.27	$50.95
Third Quarter	$49.80	$37.83	$40.10
Fourth Quarter	$49.00	$39.75	$48.18
2002
First Quarter	$50.32	$45.40	$50.05
Second Quarter	$52.15	$44.99	$45.33
Third Quarter	$44.41	$35.46	$35.88
Fourth Quarter	$40.90	$32.56	$37.99
2003
First Quarter	$39.67	$34.42	$36.30
Second Quarter	$45.64	$36.66	$44.29
Third Quarter	$51.86	$44.76	$48.48
Fourth Quarter	$56.21	$49.77	$55.34
2004
First Quarter	$59.94	$55.75	$58.77
Second Quarter	$60.39	$53.41	$58.88
Third Quarter	$58.09	$51.56	$56.94
Fourth Quarter	$65.04	$56.30	$64.70
2005
First Quarter	$64.35	$60.22	$61.00
Second Quarter	$64.08	$56.96	$63.58
Third Quarter	$68.40	$64.00	$66.36
Fourth Quarter	$68.86	$61.62	$66.73
2006
First Quarter	$75.97	$68.03	$75.97
Second Quarter	$77.58	$66.69	$71.66
Third Quarter	$73.26	$66.70	$71.96
Fourth Quarter	$79.35	$71.26	$78.05
2007
First Quarter	$82.39	$75.17	$79.51
Second Quarter	$84.79	$79.75	$82.96
Third Quarter	$85.74	$75.20	$80.04
Fourth Quarter	$84.18	$73.02	$75.92
2008
First Quarter	$75.12	$64.30	$68.51
Second Quarter	$76.17	$68.47	$69.03
Third Quarter	$75.20	$65.50	$68.39
Fourth Quarter	$67.02	$38.58	$49.27
2009
First Quarter	$51.27	$34.36	$41.94
Second Quarter	$53.19	$42.82	$50.96
Third Quarter	$62.02	$47.87	$60.23
Fourth Quarter	$63.36	$56.22	$62.26
2010
First Quarter	$69.25	$58.68	$67.81
Second Quarter	$74.14	$61.08	$61.08
Third Quarter	$67.67	$59.04	$67.47
Fourth Quarter	$79.22	$66.94	$78.23
2011
January 3, 2011	$79.62	$79.62	$79.62

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The iShares MSCI EAFE Index Fund

The iShares MSCI EAFE Index Fund is an exchange traded fund that seeks to track the MSCI EAFE Index, an equity index that is designed to measure equity performance in developed markets, excluding the United States and Canada. See “The iShares MSCI EAFE Index Fund” in Annex A to the accompanying product supplement for information about the iShares MSCI EAFE Index Fund. As of the date of this pricing supplement, the following developed market country indices are included in the MSCI EAFE Index: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.

We obtained the closing prices listed below from Bloomberg. You can obtain the value of the iShares MSCI EAFE Index Fund at any time from Bloomberg under the symbol “EFA” or from the iShares website at www.ishares.com. We make no representation or warranty as to the accuracy or completeness of the information obtained from these sources. No information contained on the iShares website is incorporated by reference into this pricing supplement.

The following graph sets forth daily closing prices of the iShares MSCI EAFE Index Fund for the period from August 17, 2001 to January 3, 2011. The closing price on January 3, 2011 was $58.71.

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The iShares MSCI EAFE Index Fund (Continued)

The following table sets forth the high and low closing prices, as well as end-of-period closing prices, of the iShares MSCI EAFE Index Fund for each quarter in the period from August 17, 2001 through December 31, 2010 and for January 3, 2011.

	High	Low	Last
2001
August 17, 2001 to September 30, 2001	$42.91	$34.17	$37.64
Fourth Quarter	$40.86	$37.44	$39.77
2002
First Quarter	$40.76	$36.10	$40.03
Second Quarter	$41.81	$37.82	$39.52
Third Quarter	$39.60	$30.43	$31.73
Fourth Quarter	$34.97	$30.00	$33.00
2003
First Quarter	$34.15	$28.81	$30.20
Second Quarter	$37.77	$30.67	$36.10
Third Quarter	$40.38	$36.07	$39.00
Fourth Quarter	$45.59	$40.22	$45.59
2004
First Quarter	$48.10	$45.12	$47.20
Second Quarter	$48.10	$43.38	$47.67
Third Quarter	$47.40	$44.47	$47.13
Fourth Quarter	$53.42	$47.13	$53.42
2005
First Quarter	$55.25	$51.26	$52.96
Second Quarter	$53.83	$51.28	$52.39
Third Quarter	$58.48	$51.95	$58.10
Fourth Quarter	$60.94	$54.72	$59.43
2006
First Quarter	$65.38	$60.33	$64.92
Second Quarter	$70.58	$59.46	$65.39
Third Quarter	$68.36	$61.70	$67.75
Fourth Quarter	$74.33	$67.94	$73.22
2007
First Quarter	$76.72	$70.90	$76.26
Second Quarter	$81.78	$76.50	$80.77
Third Quarter	$83.62	$73.94	$82.59
Fourth Quarter	$86.10	$78.24	$78.50
2008
First Quarter	$78.35	$68.31	$71.90
Second Quarter	$78.52	$68.10	$68.70
Third Quarter	$68.04	$53.08	$56.30
Fourth Quarter	$55.88	$35.71	$44.87
2009
First Quarter	$45.44	$31.69	$37.59
Second Quarter	$49.04	$38.57	$45.81
Third Quarter	$55.81	$43.91	$54.70
Fourth Quarter	$57.28	$52.66	$55.30
2010
First Quarter	$57.96	$50.45	$56.00
Second Quarter	$58.03	$46.29	$46.51
Third Quarter	$55.42	$47.09	$54.92
Fourth Quarter	$59.46	$54.25	$58.23
2011
January 3, 2011	$58.71	$58.71	$58.71

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The iShares MSCI Emerging Markets Index Fund

The iShares MSCI Emerging Markets Index Fund is an exchange traded fund that seeks to track the MSCI Emerging Markets Index, an equity index that is designed to measure equity performance in global emerging markets. See “The iShares MSCI Emerging Markets Index Fund” in Annex A to the accompanying product supplement for information about the iShares MSCI Emerging Markets Index Fund. As of the date of this pricing supplement, the following emerging markets are included in the MSCI Emerging Markets Index: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, South Korea, Taiwan, Thailand and Turkey.

We obtained the closing prices listed below from Bloomberg. You can obtain the value of the iShares MSCI Emerging Markets Index Fund at any time from Bloomberg under the symbol “EEM” or from the iShares website at www.ishares.com. We make no representation or warranty as to the accuracy or completeness of the information obtained from these sources. No information contained on the iShares website is incorporated by reference into this pricing supplement.

The following graph sets forth daily closing prices of the iShares MSCI Emerging Markets Index Fund for the period from April 11, 2003 to January 3, 2011. The closing price on January 3, 2011 was $48.14.

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The iShares MSCI Emerging Markets Index Fund (Continued)

The following table sets forth the high and low closing prices, as well as end-of-period closing prices, of the iShares MSCI Emerging Markets Index Fund for each quarter in the period from April 11, 2003 through December 31, 2010 and for January 3, 2011.

	High	Low	Last
2003
April 11, 2003 to June 30, 2003.	$13.62	$11.08	$13.32
Third Quarter	$15.89	$13.47	$15.10
Fourth Quarter	$18.21	$15.50	$18.21
2004
First Quarter	$19.84	$18.38	$19.50
Second Quarter	$20.20	$15.88	$17.96
Third Quarter	$19.17	$16.96	$19.17
Fourth Quarter	$22.43	$18.90	$22.43
2005
First Quarter	$24.65	$21.21	$22.53
Second Quarter	$24.37	$21.70	$23.87
Third Quarter	$28.34	$23.94	$28.29
Fourth Quarter	$29.83	$25.05	$29.42
2006
First Quarter	$33.59	$30.52	$33.00
Second Quarter	$37.03	$27.32	$31.30
Third Quarter	$33.10	$29.20	$32.26
Fourth Quarter	$38.20	$31.77	$38.06
2007
First Quarter	$39.54	$35.10	$38.83
Second Quarter	$44.40	$39.15	$43.88
Third Quarter	$50.13	$39.50	$49.82
Fourth Quarter	$55.73	$47.18	$50.10
2008
First Quarter	$50.37	$42.17	$44.79
Second Quarter	$51.70	$44.43	$45.19
Third Quarter	$44.43	$31.33	$34.53
Fourth Quarter	$33.90	$18.22	$24.97
2009
First Quarter	$27.09	$19.94	$24.81
Second Quarter	$34.64	$25.65	$32.23
Third Quarter	$39.29	$30.75	$38.91
Fourth Quarter	$42.07	$37.56	$41.50
2010
First Quarter	$43.22	$36.83	$42.12
Second Quarter	$43.98	$36.16	$37.32
Third Quarter	$44.77	$37.59	$44.77
Fourth Quarter	$48.58	$44.77	$47.62
2011
January 3, 2011	$48.14	$48.14	$48.14

PRS-26